EXHIBIT F

                                                              December 3, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Cinergy Corp./File No. 70-

Ladies and Gentlemen:

         I am Senior Counsel for Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). This opinion letter is delivered pursuant to the rules of the Commission thereunder as an exhibit to the Application-Declaration on Form U-1 (such application-declaration, including any subsequent amendments thereto, the "Application") being filed today by Cinergy.

         In connection with this opinion letter, I have reviewed the Application and such other documents and made such other investigation as I consider appropriate.

         Based on the foregoing and subject to the other paragraphs hereof, I express the following opinions:

1. All state laws applicable to the proposed transactions will have been complied with.

2.       Cinergy is validly organized and duly existing.

3. Any debt or equity security of any IS Subsidiary to be acquired directly or indirectly by Cinergy pursuant to the proposed transactions will be legally acquired by Cinergy.

4. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Cinergy or any associate company thereof.

         The foregoing opinions presume that the proposed transactions will be consummated in accordance with the Application and legal requirements applicable thereto, including the Commission's order or orders granting and permitting the Application to become effective.

         I am admitted to the Bar of the State of Ohio. The foregoing opinions are limited to the laws of the State of Ohio and the Delaware General Corporation Law.

         I hereby consent to the Commission's use of this opinion letter in connection with the Application. This opinion letter may not be used for any other purpose or relied on by or furnished to any other party without my prior written consent.

                                                     Very truly yours,


                                                     /s/ George Dwight II